Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
THIRD QUARTER 2011 RESULTS
Total Revenues Increased 6.0%
Same Store Sales Increased 2.0%
Diluted Earnings per Share of $0.52 in the 3rd Quarter, Including a Restructuring Charge of $0.08 per Diluted Share Related to Store Closings
Repurchased 2.9 Million Shares of Common Stock

Plano, Texas, October 24, 2011 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended September 30, 2011.
Third Quarter 2011 Results
Total revenues for the quarter ended September 30, 2011, were $704.3 million, an increase of $39.7 million from total revenues of $664.6 million for the same period in the prior year. This 6.0% growth in total revenues was primarily due to an increase in revenue driven by the RAC Acceptance business, offset by a reduction in revenue due to the discontinuation of the financial services business. Same store sales for the three months ended September 30, 2011, increased 2.0%.
Net earnings and net earnings per diluted share for the three months ended September 30, 2011, were $31.2 million and $0.52, respectively, as compared to $40.5 million and $0.62, respectively, for the same period in the prior year. Net earnings and net earnings per diluted share for the three months ended September 30, 2011, were reduced by $7.6 million, and approximately $0.08 per share, respectively, due to a pre-tax restructuring charge related to store closings, as discussed below.
When excluding the pre-tax restructuring charge above, adjusted net earnings per diluted share for the three months ended September 30, 2011, were $0.60, as compared to net earnings per diluted share for the three months ended September 30, 2010, of $0.62. These results include approximately $0.07 per share dilution for the three months ended September 30, 2011 and $0.03 per share dilution for the same period in the prior year related to the Company’s growth initiatives.
“Our results for the quarter were excellent in this very challenging economy as the demand for our products and services remained strong,” said Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Both our core rent-to-own and RAC Acceptance businesses reflected this customer demand in the quarter with the company’s 2.0% same store sales growth split evenly between the two businesses,” Speese added. “In 2012, we will continue to execute on our strategic plan that we communicated in November 2010. We will continue to focus on keeping the core business strong and extending our reach both domestically and internationally with a compelling set of growth initiatives,” Speese continued. “Accordingly, our 2012 guidance includes total revenue growth in the range of 8% to 11% and net earnings per diluted share growth in the range of 8% to 15%, including approximately $0.20 per share dilution related to our international growth initiatives. We believe our growth will continue to be supported with our significant cash flow from operations and a solid balance sheet,” Speese concluded.

Nine Months Ended September 30, 2011 Results
Total revenues for the nine months ended September 30, 2011, were $2.145 billion, an increase of $90.0 million from total revenues of $2.055 billion for the same period in the prior year. This 4.4% growth in total revenues was primarily due to an increase in revenue driven by the RAC Acceptance business, offset by a reduction in revenue due to the discontinuation of the financial services business. Same store sales for the nine months ended September 30, 2011, increased 0.4%.
Net earnings and net earnings per diluted share for the nine months ended September 30, 2011, were $115.3 million and $1.84, respectively, as compared to $139.8 million and $2.11, respectively, for the same period in the prior year.
Net earnings and net earnings per diluted share for the nine months ended September 30, 2011, were impacted by the following significant items, as discussed below:
•	A $7.6 million pre-tax restructuring charge, or approximately $0.08 per share, related to store closings;

•	A $4.9 million pre-tax restructuring charge, or approximately $0.05 per share, related to the acquisition of The Rental Store, Inc.;

•	A $7.3 million pre-tax impairment charge, or approximately $0.07 per share, related to the discontinuation of the financial services business; and

•	A $2.8 million pre-tax litigation expense, or approximately $0.03 per share, related to the prospective settlement of wage and hour claims in California.
Collectively, these items reduced net earnings per diluted share by approximately $0.23 for the nine months ended September 30, 2011.
When excluding the items above, adjusted net earnings per diluted share for the nine months ended September 30, 2011, were $2.07, as compared to net earnings per diluted share for the nine months ended September 30, 2010, of $2.11. These results include approximately $0.17 per share dilution for the nine months ended September 30, 2011 and $0.06 per share dilution for the same period in the prior year related to the Company’s growth initiatives.
Through the nine month period ended September 30, 2011, the Company generated cash flow from operations of approximately $266.7 million, while ending the quarter with approximately $76.0 million of cash on hand. During the nine month period ended September 30, 2011, the Company repurchased 5,852,408 shares of its common stock for approximately $164.3 million in cash under its common stock repurchase program. To date, the Company has repurchased a total of 29,322,753 shares and has utilized approximately $715.5 million of the $800.0 million authorized by its Board of Directors since the inception of the plan. Also, reflecting continued confidence in its strong cash flows, the Company announced on September 28, 2011 that its Board of Directors approved a $0.16 per share cash dividend for the fourth quarter of 2011, its sixth consecutive quarterly cash dividend.

2011 Significant Items
Restructuring Charges. During the third quarter of 2011, the Company recorded a $7.6 million pre-tax restructuring charge related to the closure of eight Home Choice stores in Illinois and 24 RAC Limited locations within third party grocery stores, all of which had been operated on a test basis, as well as the closure of 26 core rent-to-own stores following the sale of all customer accounts at those locations. The charge with respect to these store closings relates primarily to lease terminations, fixed asset disposals and other miscellaneous items. This pre-tax restructuring charge of $7.6 million reduced net earnings per diluted share by approximately $0.08 in both the three month and nine month periods ended September 30, 2011.
As previously reported, the Company recorded a $4.9 million pre-tax restructuring charge during the second quarter of 2011 in connection with the December 2010 acquisition of The Rental Store, Inc. This charge relates to post-acquisition lease terminations. For the nine months ended September 30, 2011, this pre-tax restructuring charge of $4.9 million reduced net earnings per diluted share by approximately $0.05.
Financial Services Charge. As previously reported, the Company recorded an $18.9 million pre-tax impairment charge during the fourth quarter of 2010 related to the discontinuation of the financial services business. The charge with respect to discontinuing the operations of all 331 store locations related primarily to fixed asset disposals, goodwill impairment, loan write-downs and other miscellaneous items. During the first quarter of 2011, the Company recorded an additional pre-tax impairment charge of $7.3 million related primarily to loan write-downs, fixed asset disposals (store reconstruction), and other miscellaneous items. For the nine months ended September 30, 2011, this pre-tax impairment charge of $7.3 million reduced net earnings per diluted share by approximately $0.07.
Settlement of Wage & Hour Claims in California. As previously reported, the Company recorded a $2.8 million pre-tax litigation expense during the first quarter of 2011 in connection with the settlement of certain putative class actions pending in California alleging various claims, including violations of California wage and hour laws. For the nine months ended September 30, 2011, this pre-tax litigation expense of $2.8 million reduced net earnings per diluted share by approximately $0.03.
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Rent-A-Center, Inc. will host a conference call to discuss the third quarter results, guidance and other operational matters on Tuesday morning, October 25, 2011, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,000 company-owned stores nationwide and in Canada, Mexico and Puerto Rico and approximately 720 RAC Acceptance locations within traditional retailers in the United States. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 210 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, future dividends, changes in outstanding indebtedness, or the potential impact of acquisitions or dispositions that may be completed after October 24, 2011.
FOURTH QUARTER 2011 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $739 million to $754 million.

•	Store rental and fee revenues are expected to be between $652 million and $664 million.

•	Total store revenues are expected to be in the range of $731 million to $746 million.

•	Same store sales are expected to be in the range of 3.0% to 5.0%.

•	The Company expects to open approximately 20 domestic rent-to-own store locations.

•	The Company expects to open approximately 45 domestic RAC Acceptance kiosks.

•	The Company expects to open approximately 20 rent-to-own store locations in Mexico.

•	The Company expects to open approximately 5 rent-to-own store locations in Canada.
Expenses
•	The Company expects cost of rental and fees to be between 23.4% and 23.8% of store rental and fee revenue and cost of merchandise sold to be between 78.0% and 82.0% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 55.0% to 56.5% of total store revenue.

•	General and administrative expenses are expected to be approximately 4.6% of total revenue.

•	Net interest expense is expected to be approximately $9.0 million and depreciation of property assets is expected to be approximately $17 million.

•	The effective tax rate is expected to be in the range of 37.0% to 37.4% of pre-tax income.

•	Diluted shares outstanding are estimated to be between 60.5 million and 61.0 million.

•	Diluted earnings per share are estimated to be in the range of $0.78 to $0.84.
FISCAL 2012 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $3.128 billion to $3.198 billion.

•	Store rental and fee revenues are expected to be between $2.713 billion and $2.773 billion.

•	Total store revenues are expected to be in the range of $3.091 billion to $3.161 billion.

•	Same store sales are expected to be in the range of 3.5% to 5.5%.

•	The Company expects to open approximately 50 domestic rent-to-own store locations.

•	The Company expects to open approximately 200 domestic RAC Acceptance kiosks.

•	The Company expects to open approximately 60 rent-to-own store locations in Mexico.

•	The Company expects to open approximately 10 rent-to-own store locations in Canada.
Expenses
•	The Company expects cost of rental and fees to be between 23.7% and 24.3% of store rental and fee revenue and cost of merchandise sold to be between 74.2% and 78.2% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 54.7% to 56.2% of total store revenue.

•	General and administrative expenses are expected to be approximately 4.6% of total revenue.

•	Net interest expense is expected to be approximately $34 million and depreciation of property assets is expected to be in the range of $73 million to $78 million.

•	The effective tax rate is expected to be in the range of 38.3% to 38.8% of pre-tax income.

•	Diluted shares outstanding are estimated to be between 60.5 million and 61.5 million.

•	Diluted earnings per share are estimated to be in the range of $3.10 to $3.30.

Store Activity

	Domestic			International
		RAC	Get It Now/
	RTO	Acceptance	Home Choice	Canada	Mexico

Three Months Ended September 30, 2011
Stores at beginning of period	2,948	611	41	18	15
New store openings	14	120	2	2	9
Acquired stores remaining open Closed stores	5	2	—	—	—
Merged with existing stores	16	3	—	—	—
Sold or closed with no surviving store	28	9	8	—	—

Stores at end of period	2,923	721	35	20	24

Acquired stores closed and accounts merged with existing stores	10	—	—	—	—

	Domestic			International
		RAC	Get It Now/
	RTO	Acceptance	Home Choice	Canada	Mexico
Nine Months Ended September 30, 2011
Stores at beginning of period	2,943	384	42	18	5
New store openings	29	359	2	2	19
Acquired stores remaining open Closed stores	5 5		—	—	—
Merged with existing stores	24	9	—	—	—
Sold or closed with no surviving store	30	18	9	—	—

Stores at end of period	2,923	721	35	20	24

Acquired stores closed and accounts merged with existing stores	16	—	—	—	—

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new locations ; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company’s failure to comply with statutes or regulations governing the rent-to-own or financial services industries; interest rates; changes in the unemployment rate; economic pressures, such as high fuel costs, affecting the disposable income available to the Company’s targeted consumers; conditions affecting consumer spending and the impact, depth, and duration of current economic conditions; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2010 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended September 30,
	2011	2011	2010
	Before	After
	Significant Items	Significant Items
	(Non-GAAP	(GAAP	(GAAP
(In thousands of dollars, except per share data)	Earnings)	Earnings)	Earnings)

Total Revenue	$704,271	$704,271	$664,580
Operating Profit	65,382	57,796 (1)	69,393
Net Earnings	36,033	31,224 (1)	40,497
Diluted Earnings per Common Share	$0.60	$0.52 (1)	$0.62
Adjusted EBITDA	$82,750	$82,750	$85,551

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$56,662	$49,076	$63,590
Add back:
Restructuring charge	—	7,586	—
Interest Expense, net	8,720	8,720	5,803
Depreciation of Property Assets	16,107	16,107	15,629
Amortization and Write-down of Intangibles	1,261	1,261	529

Adjusted EBITDA	$82,750	$82,750	$85,551

	Nine Months Ended September 30,
	2011	2011	2010
	Before	After
	Significant Items	Significant Items
	(Non-GAAP	(GAAP		(GAAP
(In thousands of dollars, except per share data)	Earnings)	Earnings)		Earnings)

Total Revenue	$2,144,702	$2,144,702		$2,054,542
Operating Profit	234,006	211,367	(1)(2)(3)(4)	240,927
Net Earnings	129,559	115,342	(1)(2)(3)(4)	139,788
Diluted Earnings per Common Share	$2.07	$1.84	(1)(2)(3)(4)	$2.11
Adjusted EBITDA	$285,195	$285,195		$291,199

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$206,304	$183,665		$223,314
Add back:
Litigation Settlement	—	2,800		—
Impairment Charge	—	7,320		—
Restructuring charge	—	12,519		—
Interest Expense, net	27,702	27,702		17,613
Depreciation of Property Assets	47,938	47,938		47,152
Amortization and Write-down of Intangibles	3,251	3,251		3,120

Adjusted EBITDA	$285,195	$285,195		$291,199
(1)	Includes the effects of a $7.6 million pre-tax restructuring charge in the third quarter of 2011 related to the closure of eight Home Choice stores in Illinois and 24 RAC Limited locations within third party grocery stores, as well as the closure of 26 core rent-to-own stores following the sale of all customer accounts at these locations. The charge reduced net earnings per diluted share by approximately $0.08 for the three and nine months ended September 30, 2011.

(2)	Includes the effects of a $4.9 million pre-tax restructuring charge in the second quarter of 2011 for lease terminations related to The Rental Store acquisition. The charge reduced net earnings per diluted share by approximately $0.05 in the nine month period ended September 30, 2011.

(3)	Includes the effects of a $7.3 million pre-tax impairment charge in the first quarter of 2011 related to the discontinuation of the financial services business. The charge reduced net earnings per diluted share by approximately $0.07 for the nine month period ended September 30, 2011.

(4)	Includes the effects of a $2.8 million pre-tax litigation expense in the first quarter of 2011 related to the prospective settlement of wage and hour claims in California. The expense reduced net earnings per diluted share by approximately $0.03 for the nine month period ended September 30, 2011.

SELECTED BALANCE SHEET HIGHLIGHTS

	September 30,
(In thousands of dollars)	2011	2010
Cash and Cash Equivalents	$76,025	$80,775
Receivables, net	43,441	67,625
Prepaid Expenses and Other Assets	65,366	47,836
Rental Merchandise, net
On Rent	689,975	544,308
Held for Rent	187,342	172,784
Total Assets	$2,666,517	$2,400,215

Senior Debt	$388,340	$596,084
Senior Notes	300,000	—
Total Liabilities	1,347,147	1,047,301
Stockholders’ Equity	$1,319,370	$1,352,914

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended September 30,
	2011	2010
(In thousands of dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$622,474	$576,019
Merchandise Sales	52,802	44,352
Installment Sales	16,348	15,599
Other	4,147	20,413

	695,771	656,383
Franchise Revenue
Franchise Merchandise Sales	7,250	6,975
Royalty Income and Fees	1,250	1,222

Total Revenue	704,271	664,580

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	142,796	127,573
Cost of Merchandise Sold	43,170	34,807
Cost of Installment Sales	5,655	5,507
Salaries and Other Expenses	405,633	389,295
Franchise Cost of Merchandise Sold	6,926	6,680

	604,180	563,862

General and Administrative Expenses	33,448	30,796
Amortization and Write-down of Intangibles	1,261	529
Restructuring Charge	7,586	—

Total Operating Expenses	646,475	595,187

Operating Profit	57,796	69,393

Interest Expense	8,811	6,085
Interest Income	(91)	(282)

Earnings before Income Taxes	49,076	63,590

Income Tax Expense	17,852	23,093

NET EARNINGS	$31,224	$40,497

BASIC WEIGHTED AVERAGE SHARES	60,030	65,094

BASIC EARNINGS PER COMMON SHARE	$0.52	$0.62

DILUTED WEIGHTED AVERAGE SHARES	60,504	65,746

DILUTED EARNINGS PER COMMON SHARE	$0.52	$0.62

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Nine Months Ended September 30,
	2011	2010
(In thousands of dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$1,850,698	$1,746,390
Merchandise Sales	203,041	176,780
Installment Sales	49,606	45,239
Other	13,629	60,272

	2,116,974	2,028,681
Franchise Revenue
Franchise Merchandise Sales	23,921	22,155
Royalty Income and Fees	3,807	3,706

Total Revenue	2,144,702	2,054,542

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	417,740	387,505
Cost of Merchandise Sold	151,259	129,221
Cost of Installment Sales	17,601	15,936
Salaries and Other Expenses	1,197,922	1,161,887
Franchise Cost of Merchandise Sold	22,875	21,202

	1,807,397	1,715,751

General and Administrative Expenses	100,048	94,744
Amortization and Write-down of Intangibles	3,251	3,120
Litigation Settlement	2,800	—
Impairment Charge	7,320	—
Restructuring Charge	12,519	—

Total Operating Expenses	1,933,335	1,813,615

Operating Profit	211,367	240,927

Interest Expense	28,184	18,219
Interest Income	(482)	(606)

Earnings before Income Taxes	183,665	223,314

Income Tax Expense	68,323	83,526

NET EARNINGS	$115,342	$139,788

BASIC WEIGHTED AVERAGE SHARES	61,944	65,579

BASIC EARNINGS PER COMMON SHARE	$1.86	$2.13

DILUTED WEIGHTED AVERAGE SHARES	62,648	66,345

DILUTED EARNINGS PER COMMON SHARE	$1.84	$2.11